ACCOUNTS RECEIVABLE PURCHASE AGREEMENT

by and between

COVENANT TRANSPORT SOLUTIONS, LLC

as Seller,

and

ADVANCE BUSINESS CAPITAL LLC

as Buyer

Dated as of July 8, 2020

i

ii

ACCOUNTS RECEIVABLE PURCHASE AGREEMENT

THIS ACCOUNTS RECEIVABLE PURCHASE AGREEMENT, dated as of July 8, 2020 (this “Agreement”), is entered into by and between Covenant Transport Solutions, LLC, a Nevada limited liability company doing business as Transport Financial Services (“Seller”), and Advance Business Capital LLC, a Delaware limited liability company (“Buyer”).

RECITAL:

A.     Seller conducts and provides accounts receivable factoring financing services through a division of Seller known as Transport Financial Solutions (the “Business”).

B.     Seller desires to sell and assign to Buyer certain accounts receivable related to the Business, and Buyer desires to purchase such accounts receivable from Seller, in each case, on the terms and conditions set forth in this Agreement.

AGREEMENT:

NOW THEREFORE, in consideration of the recitals, the mutual representations, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

SECTION 1.      DEFINITIONS AND INTERPRETATION.

Section 1.1      Definitions. In this Agreement, the following terms shall have the meanings ascribed thereto:

“Affiliate” means any Person controlling, controlled by or under common control with, such Person.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, and the rules and regulations promulgated thereunder, and each other applicable Law of any jurisdiction applicable to Seller or any of its Subsidiaries concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means the PATRIOT Act, the Money Laundering Control Act of 1986, the Bank Secrecy Act, and the rules and regulations promulgated thereunder, and corresponding Law of the jurisdictions in which Seller or any of its Subsidiaries operates.

“Asset-Based Lending” means the business of acting as a lender to provide lines of credit that are secured by accounts receivable, inventory, or cash of the borrower(s).

“Average Net Funds Employed” means $100,789,559, which amount is the average aggregate daily balance for a 30-day period prior to Closing of the difference between (a) the gross face amount of the Purchased Receivables; minus (b) the net amount of accrued reserves and earned reserves with respect to such Purchased Receivables, in each case determined as of 9:00 P.M. Central time on each day and calculated in accordance with GAAP; provided that the “Average Net Funds Employed” amount shall not include any reserve for Allowance for Doubtful Accounts (as defined by GAAP).

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in the State of Texas are required to be closed in accordance with applicable Law. Any action, notice or right that is to be taken or given or that is to be exercised or lapses on or by a given date that is not a Business Day may be taken, given or exercised and shall not lapse until the next Business Day following.

“Buyer Indirect Parent” means Triumph Bancorp, Inc., a Texas corporation and registered financial holding company under the Bank Holding Company Act of 1956.

“Claim” means and includes all demands, claims, suits, actions, causes of action and proceedings, whether or not ultimately determined to be valid.

“Closing Data Spreadsheet” means an electronic file containing the information fields required by Buyer regarding the Purchased Receivables as of 9:00 P.M. Central time on the day prior to the date hereof.

“Closing Date” means the date of this Agreement.

“Closing Net Funds Employed” means an amount equal to (a) the gross face amount of the Purchased Receivables at the Closing; minus (b) the net amount of accrued reserves and earned reserves with respect to such Purchased Receivables, in each case as of 9:00 P.M. Central time on the day prior to the Closing Date calculated in accordance with GAAP; provided that the “Closing Net Funds Employed” amount shall not include any reserve for Allowance for Doubtful Accounts (as defined by GAAP).

“Closing Premium” means an amount of cash equal to $5,089,478 and 630,268 shares of Triumph Common Stock.

“Closing Statement” means a mutually agreed-upon statement reflecting the Closing Net Funds Employed and the Closing Premium and the other information included therein determined based on the Closing Data Spreadsheet.

“Code” means the Internal Revenue Code of 1986.

“Contract” means all contracts, purchase orders, sales orders, licenses, leases and other agreements, commitments, arrangements and understandings, whether written or oral.

“Customer” means, with respect to any Purchased Receivable, the Person that provided goods or services to an Obligor in connection therewith and assigned a Receivable to Seller pursuant to the Factoring Agreement applicable thereto.

“Dispute” means, with respect to any Purchased Receivable, any Claim, offset, defense, counterclaim, discount, allowance, or warranty issue of any kind between Seller and the applicable Obligor (or any of their respective Affiliates) relating to such Purchased Receivable, including any products liability Claim arising out of or in connection with such Purchased Receivable.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis throughout the periods involved.

“Governmental Entity” means any federal, state, municipal, county, local, foreign, or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Insolvency Event” means, with respect to any Person, such Person (a) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (b) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (c) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (d) institutes or has instituted against it a proceeding seeking judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency Law or other similar Law affecting creditor’s rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (i) results in a judgment of insolvency or bankruptcy or the entry of an Order for relief or the making of an Order for its winding up or liquidation; or (ii) is not dismissed, discharged, stayed or restrained, in each case within 30 days of the institution or presentation thereof; (e) has a resolution passed for its winding-up, official management or liquidation; (f) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets; (g) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (h) causes or is subject to any event with respect to it which, under the applicable Law of any jurisdiction, has an analogous effect to any of the events specified in clauses (a) to (g) (inclusive); or (i) takes any corporate or other organizational action to authorize any of the foregoing.

“Invoice” means, with respect to any Receivable, the invoice issued by a Customer to the applicable Obligor for the payment for the goods supplied or related services provided to such Obligor.

“Knowledge” means, with respect to Seller, the knowledge, after reasonable inquiry and investigation, of the Persons identified in Schedule 1.1(a).

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, Order, injunction, writ, decree or award of any Governmental Entity.

“Liability” means any direct or indirect indebtedness, guaranty, endorsement, Claim, Loss, damage, deficiency, cost, expense (including capital improvements), fine, penalty, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

“Liens” means any mortgages, liens (statutory or otherwise), security interests, Claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, conditions, reservations, encroachments, hypothecations, restrictions, rights-of-way, exceptions, limitations, charges, possibilities of reversion, rights of refusal or encumbrances of any nature whatsoever, including voting trusts or agreements, proxies and marital or community property interests.

“Losses” means and includes (a) all Liabilities; (b) all losses, Taxes, damages, diminutions in value, judgments, awards, penalties, settlements and assessments; and (c) all costs and expenses (including prejudgment interest in any litigated or arbitrated matter and other interest), court costs and fees and expenses of attorneys, consultants and expert witnesses of investigating, defending or asserting any Claim or of enforcing this Agreement.

“Net Funds Employed” means an amount equal to (a) the gross face amount of a Receivable; minus (b) the net amount of accrued reserves and earned reserves with respect to such Receivable calculated in accordance with GAAP; provided that the “Net Funds Employed” amount shall not include any reserve for Allowance for Doubtful Accounts (as defined by GAAP).

“Obligor” means, with respect to any receivable purchased by Seller pursuant to a Factoring Agreement, the Person that is obligated to make payments in respect of such Receivable pursuant to the applicable Factoring Agreement.

“Order” means any order, writ, injunction, judgment, plan or decree of or issued by any Governmental Entity.

“Party” means a party to this Agreement, including any successors and permitted assigns; provided that notwithstanding anything to the contrary herein, Buyer Indirect Parent is not a “Party” to this Agreement except with respect to Section 8.13.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity of whatever nature.

“Post-Closing Tax Period” means all taxable periods beginning and ending after the Closing Date and the portion beginning on the day after the Closing Date of any Straddle Period.

“Pre-Closing Tax Period” shall mean all taxable periods ending on or before the Closing Date and the portion ending on and including the Closing Date of any Straddle Period.

“Purchase Price” means an amount equal to (a) the Closing Net Funds Employed; plus (b) the Closing Premium.

“Receivable” means the monetary obligations of an Obligor arising under a Contract between a Customer and such Obligor and evidenced by an Invoice (including the right to receive payment of any interest or finance charges or other liabilities of such Obligor under such Contract), all Related Assets with respect thereto, and all collections and other proceeds with respect to the foregoing, which obligations have been purchased and acquired by Seller pursuant to a Factoring Agreement entered into between Seller, as purchaser, and the Customer thereunder.

“Related Assets” means, with respect to any Receivable (a) all related rights and remedies under or in connection with the applicable Contract, including bills of lading, bills of exchange, promissory notes and accessions; (b) all guaranties, suretyships, letters of credit, security, Liens and other arrangements supporting payment thereof; (c) all applicable sales records (and other records related thereto, including electronic records); (d) all related insurance; and (e) all proceeds of the foregoing.

“Seller Group” means Covenant Transportation Group, Inc., a Nevada corporation, and its current and future Subsidiaries.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 25% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Taxes” means all present and future federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon; and “Taxation” and “Tax” shall be construed accordingly.

“Transfer Taxes” means all Liabilities for transfer, documentary, sales, use, registration, value-added, stamp, bulk transfer, bulk sale, goods and services and other similar Taxes and related amounts incurred in connection with the transactions contemplated herein.

“Triumph Common Stock” means the common stock, par value $0.01 per share, of Buyer Indirect Parent.

“UCC” means the Uniform Commercial Code as from time to time in effect in each applicable jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

Section 1.2      Index of Defined Terms. The following terms have the meanings given to such terms in the Sections set forth below:

Defined Term	Section
Affiliate	1.1
Agreement	Preamble
Anti-Corruption Laws	1.1
Anti-Money Laundering Laws	1.1
Asset-Based Lending	1.1
Assumed Liabilities	2.2
Average Earnout Period Value	3.4(f)(i)

Average Net Funds Employed	1.1
Business	Recitals
Business Day	1.1
Buyer	Preamble
Buyer Indemnified Parties	7.2
Buyer Indirect Parent	1.1
Cap	7.4(a)
Claim	1.1
Claim Notice	7.8(a)
Closing	3.2(a)
Closing Data Spreadsheet	1.1
Closing Date	1.1
Closing Net Funds Employed	1.1
Closing Premium	1.1
Closing Statement	1.1
Code	1.1
Contract	1.1
Controlling Party	7.8(d)
Customer	1.1
Direct Claim	7.7
Dispute	1.1
Earnout Amount	3.4(f)(ii)
Earnout Amount Notice of Disagreement	3.4(b)
Earnout Period	3.4(f)(iii)
Earnout Statement	3.4(a)
Excess Earnout Percentage	3.4(f)(v)
Excess Earnout Value	3.4(f)(iv)
Excluded Customers	2.3(a)
Excluded Liability	2.3
Factoring Agreements	2.1(b)
Financial Statements	4.1(l)
Fundamental Representations	7.1
GAAP	1.1
Governmental Entity	1.1
Indemnified Party	7.3
Indemnifying Party	7.8(a)
Independent Accountant	3.4(b)
Information	5.2
Insolvency Event	1.1
Invoice	1.1
Knowledge	1.1
Law	1.1
Liability	1.1
Liens	1.1

Loss Reimbursement Amount	5.5
Losses	1.1
Maximum Earnout	3.4(f)(vi)
Monthly Earnout Value	3.4(f)(vii)
Net Funds Employed	1.1
Non-Controlling Party	7.8(d)
Obligor	1.1
Order	1.1
Party	1.1
Person	1.1
Post-Closing Tax Period	1.1
Pre-Closing Tax Period	1.1
Purchase Price	1.1
Purchased Assets	2.1
Purchased Receivables	2.1(a)
Receivable	1.1
Receivables Schedule	4.2(a)
Records	2.1(g)
Related Assets	1.1
Seller	Preamble
Seller Group	1.1
Seller Indemnified Parties	7.3
Straddle Period	6.2
Subsidiary	1.1
Tax Claim	7.8(d)
Taxes	1.1
Texas Courts	8.10
Third-Party Claim	7.8(a)
Threshold Amount	7.4(a)
Transfer Taxes	1.1
Transferred Contracts	2.1(c)
Triumph Common Stock	1.1
UCC	1.1

Section 1.3      Interpretation. In this Agreement, unless otherwise stated or the context otherwise requires, the following usages apply: (a) unless otherwise provided herein, actions permitted but not required under this Agreement may be taken at any time, and from time to time, in the actor’s sole discretion; (b) headings are inserted for convenience of reference only and are not a part of, nor shall they affect any construction or interpretation of, this Agreement; (c) unless otherwise specified, indications of time of day mean the time of day in Dallas, Texas; (d) all references to Articles, Sections, Schedules and Exhibits are to Articles, Sections, Schedules and Exhibits in or to this Agreement; (e) references to a statute shall refer to the statute and any successor statute, as amended, and to all regulations promulgated under or implementing the statute or successor statute, as in effect at the relevant time; (f) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (g) “including” shall mean “including, but not limited to”; (h) all words used in this Agreement in the singular number shall extend to and include the plural; all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders; (i) any reference to a document or set of documents in this Agreement, and the rights and obligations of the Parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; (j) all references to dollars ($) shall mean United States currency; (k) the phrase “to the extent” means “the degree by which” and not “if”; and (l) the word “or” in this Agreement is disjunctive but not necessarily exclusive.

SECTION 2.      PURCHASE OF RECEIVABLES PORTFOLIO AND RELATED ASSETS.

Section 2.1      Purchase and Sale of Receivables. Upon the terms and conditions set forth in this Agreement, at the Closing, Seller hereby agrees to sell, convey, assign and deliver to Buyer (or cause such actions), and Buyer hereby agrees to purchase and accept from Seller, free and clear of all Liens, all of Seller’s right, title and interest in, to and under the following assets (collectively, the “Purchased Assets”):

(a)     the Receivables set forth on Schedule 2.1(a) and reflected on the Closing Data Spreadsheet (collectively, the “Purchased Receivables”);

(b)     all Contracts pursuant to which Seller acquired the Purchased Receivables (the “Factoring Agreements”);

(c)     all Contracts set forth on Schedule 2.1(c) (such Contracts, together with the Factoring Agreements, the “Transferred Contracts”);

(d)     all Customer deposits, Customer escrows and similar funds held or controlled by Seller in connection with the conduct of the Business and related to the Purchased Receivables and all credits, deferred charges, initial direct costs, and prepaid items to the extent arising out of such Purchased Receivables (i) to hold in trust for a third-party and remit to such third-party under a Transferred Contract any cash or cash equivalents; and (ii) to hold as security for any Factoring Agreement that is a Transferred Contract;

(e)     all rights, Claims and credits, including all guarantees, warranties, indemnities, Orders and demands of any nature and similar rights, whether or not currently being pursued, in favor of Seller, to the extent related to any Purchased Receivable or to any Assumed Liability except to the extent solely related to an Excluded Liability;

(f)     all rights of Seller or its Affiliates as secured party of record under financing statements filed under the UCC or similar statutes with respect to a Purchased Receivable or a Factoring Agreement;

(g)     all books and records, Customer lists and Customer correspondence (in all cases, in any form or medium and, in the case of electronically stored records, including the system in which such information is stored) (collectively, the “Records”) to the extent related to the Purchased Receivables; and

(h)     the assets listed in Schedule 2.1(h).

Section 2.2      Assumption of Obligations. Upon the terms and subject to the conditions of this Agreement, Buyer shall assume, effective as of the Closing, and from and after the Closing Buyer shall pay, perform, remit and discharge when due, the following (and only the following) specified liabilities, obligations and commitments, other than the Excluded Liabilities (such Liabilities, the “Assumed Liabilities”) (it being understood that notwithstanding anything in this Agreement to the contrary, no Liabilities, except for the Liabilities provided by Section 2.2(c), to the extent accrued or arising prior to the Closing or arising from Seller’s and its Affiliates’ ownership and operation of the Purchased Assets or the Business prior to the Closing shall be Assumed Liabilities):

(a)     all Liabilities arising after the Closing under the Transferred Contracts, other than any Liabilities to the extent arising out of or relating to any default, breach or violation under any Transferred Contract by Seller or any of their Affiliates prior to the Closing;

(b)     all Liabilities in respect of Taxes related to the Purchased Receivables other than (i) those Taxes specifically allocated to Seller pursuant to this Agreement; and (ii) Taxes for which Seller is required to indemnify Buyer Indemnified Parties pursuant to Section 7; and

(c)     Customer deposits, Customer rebates, Customer escrows and similar funds held or controlled in connection with the conduct of the Business and related to the Purchased Receivables and all credits, deferred charges, initial direct costs, and prepaid items to the extent arising out of such Purchased Receivables, in each case, solely to the extent listed in Schedule 2.2(c).

Section 2.3      Excluded Obligations. Notwithstanding any other provision of this Agreement, Seller shall retain and remain solely responsible for, and Buyer will not assume or be responsible or be liable in any way for, the Excluded Liabilities. The term “Excluded Liability” means all Liabilities of Seller and its Affiliates, whether relating to the Business or otherwise (but in each case other than the Assumed Liabilities), and without limiting the generality of the foregoing, shall include the following Liabilities (but in each case other than the Assumed Liabilities):

(a)     all Liabilities to the extent related to or arising out of any assets or businesses not transferred to Buyer, including those customers of the Business set forth on Schedule 2.3(a) (collectively, the “Excluded Customers”);

(b)     all Liabilities attributable to or arising out of Seller’s operation of the Business prior to the Closing, other than with respect to such Customer deposits, Customer rebates, Customer escrows, credits, deferred charges, initial direct costs, prepaid items and similar funds assumed by Buyer set forth in Schedule 2.2(c);

(c)     all Liabilities for (i) Taxes payable by Seller or any of its Affiliates for any Tax period (including any Taxes for which Buyer may be liable as a transferee or a successor to Seller as a result of the transactions contemplated by this Agreement), including any Taxes imposed on, relating to or arising out of the Business, Purchased Assets or Assumed Liabilities for any Pre-Closing Tax Period; and (ii) any Transfer Tax for which Seller is responsible for pursuant to Section 6.3 (collectively, the “Excluded Tax Liability”);

(d)     all Liabilities of Seller arising under this Agreement, the documents related hereto or incurred in connection with the sale process for the Business; and

(e)     all fees and expenses or other Liabilities of Seller or any of its Affiliates with respect to accounting, investment banking, banking and other professional counsel in connection with the transactions contemplated hereby.

Each of Seller’s obligations under this Section 2.3 will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any right or alleged right to indemnification hereunder.

Section 2.4      Financing Statements. Seller agrees that, following the Closing, Seller and its Affiliates will not exercise any rights as secured party of record with respect to financing statements under the UCC or other similar statutes with respect to the Purchased Receivables without the prior written consent of Buyer and will cooperate with Buyer as reasonably requested by Buyer to amend any such financing statements in the manner requested by Buyer.

Section 2.5      Refunds and Remittances. After the Closing, if Seller receives any refund or other amount in respect of a Purchased Receivable or that is otherwise properly due and owing to Buyer in accordance with the terms of this Agreement, Seller promptly shall remit, or shall cause to be remitted, such amount to Buyer.

Section 2.6      Payments from Excluded Customers. After the Closing, if Buyer receives any payment with respect to an account receivable owing by an Excluded Customer to Seller that is not attributable to a Purchased Receivable, Buyer promptly shall remit such amount to Seller.

SECTION 3.      PURCHASE PRICE; CLOSING; EARNOUT AMOUNT.

Section 3.1      Purchase Price. The consideration to be paid by Buyer to Seller for the sale of the Purchased Assets shall consist of (a) the assumption by Buyer of the Assumed Liabilities; plus (b) the Purchase Price, payable as set forth in this Section 3; plus (c) the Earnout Amount to the extent payable pursuant to this Section 3.

Section 3.2      Closing.

(a)     Time and Location. The closing of the purchase and sale of the Purchase Receivables and the other transactions contemplated herein (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement by each of the Parties.

(b)     Payment. At the Closing, Buyer shall pay to Seller an amount equal to $108,375,386 by wire transfer of immediately available funds in U.S. dollars. In addition, within five days following the Closing Date, Buyer Indirect Parent shall issue and deliver to Seller 630,268 shares of Triumph Common Stock.

(c)     Seller Deliverables at Closing. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(i)     an appropriately executed copy of the Closing Statement;

(ii)     appropriately executed instruments of sale, assignment, transfer and conveyance in form and substance satisfactory to Buyer evidencing and effecting the sale, assignment, transfer and conveyance to Buyer of the Purchased Assets;

(iii)     appropriately executed instruments of assumption in form and substance satisfactory to Buyer evidencing and effecting Buyer’s assumption of the Assumed Liabilities;

(iv)     an appropriately executed registration rights agreement in form and substance satisfactory to Buyer and Seller with respect to the shares to Triumph Common Stock issuable to Seller at Closing;

(v)     a duly executed certificate from each entity treated as owning any of the Purchased Assets for U.S. federal income tax purposes, in form and substance reasonably satisfactory to Buyer, certifying that such entity is either not a foreign person within the meaning of Section 7701(a)(30) of the Code, substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B), or is not selling any United States real property interest for purposes of Section 1445 of the Code;

(vi)     a duly executed power of attorney by Seller in favor of Buyer, in a form and substance reasonably satisfactory to Buyer and Seller; and

(vii)     satisfactory evidence of release of any Liens on the Purchased Assets.

(d)     Buyer Deliverables at or following Closing. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(i)     an appropriately executed copy of the Closing Statement;

(ii)     appropriately executed counterparts to such instruments of sale, assignment, transfer and conveyance referenced in Section 3.2(c)(ii);

(iii)     appropriately executed counterparts to such instruments of sale, assignment, transfer and conveyance referenced in Section 3.2(c)(iii);

(iv)     an appropriately executed counterpart to the registration rights agreement referenced in Section 3.2(c)(iv); and

(v)     the cash portion of the Purchase Price by wire transfer of immediately available funds in accordance Section 3.2(b).

Within five days following the Closing Date, Buyer shall provide satisfactory evidence of book-entry issuance to Seller of the shares of Triumph Common Stock specified in Section 3.2(b).

Section 3.3      Payments Received and Liabilities Incurred. If, following the effective time of the Closing Data Spreadsheet, Seller receives any payment, or any Obligor pays any amount, with respect to a Purchased Receivable, then Seller shall promptly, but in any event within five Business Days, remit and pay to Buyer the amount of such payment received.

Section 3.4      Earnout Consideration.

(a)     As additional consideration for the Purchased Assets, within 30 days following the end of the Earnout Period, Buyer shall deliver to Seller a statement setting forth the Average Earnout Period Value and the Earnout Amount (the “Earnout Statement”), in each case determined in a manner consistent and in accordance with this Agreement.

(b)     Following receipt by Seller of Buyer’s proposed Earnout Statement, Seller will be permitted to review the Business’ books and records and working papers related to Buyer’s draft of the proposed Earnout Statement and determination of the Average Earnout Period Value and Earnout Amount, and Buyer will provide Seller with reasonable access to the Business’ personnel, books and records, and facilities in connection with such review. The proposed Earnout Statement delivered by Buyer will become final and binding on the parties 30 days following Buyer’s delivery thereof to Seller except to the extent (and only to the extent) Seller delivers written notice of its disagreement (the “Earnout Amount Notice of Disagreement”) to Buyer on or prior to such date. All matters not subject to dispute as specifically identified in the Earnout Amount Notice of Disagreement will be final and binding. The Earnout Amount Notice of Disagreement must identify each item in the Earnout Statement that the Seller disagrees with and, for each disputed item, contain a statement describing in reasonable detail the basis of such objection and the amount in dispute. If Seller timely delivers an Earnout Amount Notice of Disagreement, then the Earnout Statement will become final and binding on the parties to this Agreement on the earlier of (i) the date Buyer and Seller resolve in writing any differences they have with respect to the matters specified in the Earnout Amount Notice of Disagreement; and (ii) the date all matters in dispute are finally resolved in writing by CliftonLarsonAllen LLP (the “Independent Accountant”).

(c)     During the 30 days following delivery of an Earnout Amount Notice of Disagreement, Buyer and Seller will seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Earnout Amount Notice of Disagreement. At the end of the such 30-day period, Buyer and Seller will submit to the Independent Accountant for resolution all matters that remain in dispute, which were included in the Earnout Amount Notice of Disagreement (and will take all actions reasonably requested by the Independent Accountant in connection with such resolution, including submitting written claims to the Independent Accountant if so requested), and the Independent Accountant will make a final determination of the Average Earnout Period Value and Earnout Amount in accordance with the terms of this Agreement (with it being understood that Buyer and Seller will request that the Independent Accountant deliver to Buyer and Seller its resolution in writing not more than 30 days after the date submitted to the Independent Accountant). The Independent Accountant will make a determination only with respect to the matters still in dispute and, with respect to each such matter, its determination will be within the range of the dispute between Buyer and Seller. The Independent Accountant’s determination will be based solely on written materials submitted by Buyer and Seller (i.e., not on independent review) and the provisions of this Agreement.

(d)     The costs and expenses of the Independent Accountant will be allocated between Buyer and Seller based upon the percentage of the portion of the contested amount not awarded to Buyer or Seller bears to the amount actually contested by such party. For example, if Seller claims the Earnout Amount is $1,000 greater than the amount claimed by Buyer, and Buyer contests only $500 of the amount claimed by Seller, and if the Independent Accountant ultimately resolve the dispute by awarding Sellers $300 of the $500 contested, then the costs and expenses of the Independent Accountant will be allocated 60% (i.e., 300 ÷ 500) to Buyer and 40% (i.e., 200 ÷ 500) to Seller.

(e)     Within two Business Days after the date on which the Earnout Statement becomes binding on the parties, Buyer shall pay Seller the positive difference, if any, between (i) the Earnout Amount, if any; minus (ii) $200,000, which payment shall be paid in cash by wire transfer in immediately available funds to the account designated by Seller. For the avoidance of doubt, if the Average Earnout Period Value is equal to or less than $665,000, the Earnout Amount shall be $0, and no payment shall be made by Buyer to Seller pursuant to this Section 3.4. If the Earnout Amount is less than $200,000, then Seller shall pay to Buyer the positive difference between (A) $200,000; minus (B) the Earnout Amount, which payment shall be paid in cash by wire transfer in immediately available funds to the account designated by Buyer.

(f)     Certain Definitions. As used in this Agreement:

(i)     “Average Earnout Period Value” means the arithmetic average of the Monthly Earnout Value during the Earnout Period.

(ii)     “Earnout Amount” means: (A) if the Average Earnout Period Value is equal to, or greater than $885,000, an amount equal to the Maximum Earnout; (B) if the Average Earnout Period Value is less than $885,000 but greater than $665,000, an amount equal to the Excess Earnout Percentage multiplied by the Maximum Earnout; and (C) if the Average Earnout Period Value is equal to or less than $665,000 an amount equal to $0.

(iii)     “Earnout Period” means the 12-month period commencing with the first day of the first full calendar month following the Closing Date.

(iv)     “Excess Earnout Value” means an amount (but not less than zero) equal to the Average Earnout Period Value minus $665,000.

(v)     “Excess Earnout Percentage” shall equal to the Excess Earnout Value divided by $220,000.

(vi)     “Maximum Earnout” means an amount equal to 10% multiplied by the Average Net Funds Employed.

(vii)     “Monthly Earnout Value” means for each full calendar month during the Earnout Period, an aggregate amount equal to all factoring fees (including all discount and interest income) paid to and received by Buyer during such month pursuant to the Factoring Agreements, any factoring agreement or other financing agreement entered into each month with the prospective customer identified on Schedule 3.4(f)(vii), any factoring agreement assigned by a Customer to an Affiliate of the Customer, and any Receivables acquired by a Customer in an acquisition of (i) all or substantially all of the assets of an entity or (ii) an entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation, or equity acquisition).

(g)     Tax Treatment of Earnout. The Parties agree that any amounts paid to Seller under this Section 3 shall be treated as an adjustment to the Purchase Price paid by Buyer pursuant to this Agreement for all tax purposes. Seller hereby agrees to report for all tax purposes (including in connection with any tax return) any income in respect of any amounts payable under this Section 3 in a manner that is consistent with the foregoing and applicable Law.

SECTION 4.      REPRESENTATIONS AND WARRANTIES.

Section 4.1      Seller’s General Representations. Seller hereby makes the following representations and warranties for the benefit of Buyer as of the Closing Date:

(a)     Seller is duly organized, validly existing and in good standing as a limited liability company under the laws of its jurisdiction of organization.

(b)     Seller has all requisite power and authority to own, operate and lease its assets, to carry on its business as and where such is currently conducted, to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by the Seller pursuant hereto and to carry out the transactions contemplated hereby and thereby.

(c)     Seller is duly licensed or qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the character of the assets owned or leased by it, or the nature of its business, makes such licensing or qualification necessary except for any such failures which would not be expected to have a material adverse effect on Seller. Schedule 4.1(c) sets forth a correct and complete list of the jurisdictions in which Seller is duly licensed or qualified to do business as a foreign limited liability company.

(d)     The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Seller and the consummation of the transactions contemplated hereby have been duly authorized by Seller. No other or further act or proceeding on the part of Seller is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto or the consummation of the transactions contemplated hereby. Seller has delivered to Buyer correct and complete copies of all consents, resolutions and other documents necessary to duly authorize the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other documents and instruments to be executed and delivered by Seller in connection herewith constitute valid and binding agreements of Seller, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(e)     Except as set forth on Schedule 4.1(e), neither the execution nor the delivery of this Agreement or any of the other documents related hereto, nor the performance of or compliance with the terms and provisions hereof or thereof will conflict with or result in a breach of or give rise to a default under (i) any Law; (ii) any indenture, loan agreement, security agreement, instrument or other material contract binding upon Seller or any of its properties; or (iii) any provision of Seller’s organizational documents.

(f)     No Insolvency Event with respect to Seller has occurred and is continuing.

(g)     There is no pending or, to Seller’s Knowledge, threatened action, proceeding, investigation or injunction, writ or restraining Order affecting Seller, any of its Affiliates, the Purchased Assets, the Assumed Liabilities or the Business before any court, governmental entity or arbitrator, which could reasonably be expected to have an adverse effect on the enforceability of this Agreement (including the enforceability of Buyer’s ownership interest in the Purchased Assets) or the ability of Seller to perform its obligations hereunder. No event has occurred nor has any action been taken that is reasonably likely to result in any material litigation, nor has Seller received written notice of any actual or potential litigation initiated or to be initiated by a Governmental Entity, in each case arising out of or related to the operation of the Business, any Purchased Asset or any Assumed Liability.

(h)     Seller is in material compliance with each applicable Law and all Orders with respect to the operation of the Business. Seller has not received notice of any violation or alleged violation of any Law or Orders with respect to the operation of the Business. All reports, filings and returns required to be filed by or on behalf of Seller with any Governmental Entity with respect to the operation of the Business have been filed and, when filed, to the Seller’s Knowledge, were correct and complete in all material respects.

(i)     None of Seller or any of its Subsidiaries nor, to Seller’s Knowledge, any Affiliate or any director, officer, agent or other Person acting on behalf of Seller or any of its Subsidiaries has taken any action, directly or indirectly, that would result in a violation by such persons of Anti-Corruption Laws or Anti-Money Laundering Laws.

(j)     Seller is not in default in any material respect under any Contract related to or affecting the Business, the Purchased Assets or the Assumed Liabilities and to which it is a party or otherwise bound, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder or cause the acceleration of any of Seller’s obligations thereunder or result in the creation of any Lien on the Business or Purchased Assets. No third-party is in default in any material respect under any Contract related to or affecting the Business, the Purchased Assets or the Assumed Liabilities and to which Seller is a party or otherwise bound, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder, or give rise to an automatic termination or the right of discretionary termination thereof. Each Contract related to or affecting the Business, the Purchased Assets or the Assumed Liabilities and to which Seller is a party or otherwise bound is in full force and effect and is a valid and binding agreement enforceable against Seller and the other party or parties thereto in accordance with its terms.

(k)     All Taxes due with respect to the Purchased Assets, the Assumed Liabilities or the Business due prior to the date hereof have been fully and timely paid and all Tax returns required to have been filed with respect to the Purchased Assets, the Assumed Liabilities or the Business have been timely filed. All such Tax returns are true, correct and complete in all material respects. All deficiencies asserted or assessments for Taxes made by a Governmental Entity with respect to the Purchased Assets, the Assumed Liabilities or the Business have been fully paid. No material Tax Liens have been filed and no material claims are being asserted in writing with respect to any Taxes due with respect to the Purchased Assets. There has been no Tax proceeding relating to the Purchased Assets, the Assumed Liabilities or the Business since January 1, 2016 and no such Tax proceeding is pending or threatened in writing, and no written notice has been received from any Governmental Entity relating to Taxes of the Purchased Assets, the Assumed Liabilities or the Business.

(l)     Attached as Schedule 4.1(l) are true and complete copies of (i) the unaudited financial statements (including the balance sheet and income statement) of the Business for periods ending December 31, 2019, December 31, 2018 and December 31, 2017; and (ii) the unaudited financial statements (including the balance sheet and income statement) as of May 31, 2020 (the financial statements referred to in clauses (i) and (ii) together, the “Financial Statements”). Except as set forth on Schedule 4.1(l), each of the Financial Statements fairly presents, in all material respects, the financial position of the Business as of the respective date thereof and the operating results of the Business for the period covered thereby, in each case prepared in good faith and in conformity with past practices consistently applied throughout the periods covered by such Financial Statements. Seller has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements relating to Seller as a whole for external purposes in accordance with GAAP.

(m)     Except as set forth on Schedule 4.1(m), the Business has no Liabilities, other than (i) Liabilities reflected on the Financial Statement as of May 31, 2020; (ii) Liabilities that have arisen since May 31, 2020 in the ordinary course of business consistent with past practice; and (iii) executory portions under contracts by which the Business is bound (except for any breach of any such contract).

(n)     Schedule 4.1(n) contains a correct and complete list of the 50 largest Customers for the 12 months ended May 31, 2020 (determined on the basis of the total dollar amount of purchase volume) showing the total dollar amount of net sales to or from each such Customer during each such year. Except as set forth in Schedule 4.1(n), Seller has no Knowledge or information of any facts indicating, nor any other reason to believe, that any of the Customers described in Schedule 4.1(n) will not continue to be Customers of Buyer after the Closing. Schedule 4.1(n) contains a correct and complete debtor aging report as of May 31, 2020.

(o)     Seller has all licenses, permits, approvals, registrations, certifications, consents and listings of all Governmental Entities and of all certification organizations required, and all exemptions from requirements to obtain or apply for any of the foregoing, for the conduct of the Business. All such licenses, permits, approvals, registrations, certifications, consents and listings are in full force and effect. Seller (including its business and assets) is and has been in compliance with all of the licenses, permits, approvals, registrations, certifications, consents and listings required for the conduct of the Business.

(p)     Seller has not given a power of attorney or proxy that is currently in effect to any Person relating to the Business, the Purchased Assets or the Assumed Liabilities.

(q)     No Seller Group member has any direct or indirect interest in or other business relationship or arrangement with (i) any Person that does business with Seller in connection with the operation of, or is competitive with, the Business; or (ii) any property, asset or right that is used by the Business.

(r)     None of Seller, its Affiliates or any of Seller’s or its Affiliates’ respective directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof, nor are any of them responsible for the payment of any broker’s, finder’s or similar fees.

Section 4.2      Seller’s Representation Regarding Purchased Receivables. Seller hereby makes the following representations and warranties with respect to the Purchased Receivables as of the Closing Date:

(a)     Seller has delivered one or more spreadsheets, including the Closing Data Spreadsheet, that form a part of Schedule 4.2(a) and that together list all outstanding Purchased Receivables, and the Net Funds Employed associated with any such Purchased Receivable (the “Receivables Schedule”). The information set forth in the Receivables Schedule is complete, true and correct in all material respects as of the date thereof.

(b)     Prior to giving effect to the sale of the Purchased Receivables pursuant hereto, Seller is the sole owner of the Purchased Receivables, having valid ownership interest therein, free and clear of any Liens, except as set forth on Schedule 4.2(b). Each Purchased Receivables is a valid, current and freely assignable account receivable, and the assignment of such Purchased Receivable is not subject to a consent requirement by any third-party to the sale or other transfer of such Purchased Receivable or the grant of a security interest or other Lien in such Purchased Receivable, except as set forth on Schedule 4.2(b).

(c)     The sale of the Purchased Receivables by Seller to Buyer constitutes a true sale or other absolute transfer of such Purchased Receivables, and upon such purchase by Buyer of the Purchased Receivables from Seller pursuant hereto, all of Seller’s right, title and interest in and to the Purchased Receivables will have been validly sold and absolutely assigned and transferred to Buyer and Buyer will have the legal and beneficial right to be paid the face amount of each Purchased Receivable free of any Lien, other than the right of a Customer relating to the return of Customer deposits, Customer escrows and similar funds, without any need on the part of Seller or Buyer to (i) notify the applicable Customer or Obligor under a Purchased Receivable; or (ii) file, register or record any document or instrument for the sale of such Purchased Receivable under the Law applicable to Seller, any Customer or any Obligor (other than those filings, registrations or recordings that have been made). Each Purchased Receivable is sold hereunder in good faith and without actual intent to hinder, delay or defraud present or future creditors of Seller.

(d)     Each Purchased Receivable, and the Factoring Agreement applicable thereto, constitutes a bona fide, existing and enforceable legal, valid and binding agreement of the Customer and Seller and reflects the obligation therein of the applicable Obligor, arising out of an arm’s-length sale by Customer of goods or the provision of services to such Obligor, in each case, in the ordinary course of Customer’s business. The applicable Factoring Agreement constitutes an existing and enforceable legal, valid and binding obligation of the applicable Customer and Seller. Such Purchased Receivable and the related Factoring Agreement under which it arises comply with the requirements of all applicable Law of any Governmental Entity and, except as set forth on Schedule 4.2(d), do not contravene any agreement binding upon Seller or, to Seller’s Knowledge, the Customer.

(e)     Seller has filed with applicable Governmental Entities an effective UCC financing statement or other similar instrument covering each Factoring Agreement and the transactions set forth therein, giving Seller a perfected first Lien and security interest in and to the Receivables applicable thereto. Except as set forth on Schedule 4.2(e), no effective financing statement or other similar instrument in effect covering any Factoring Agreement or transaction set forth therein is on file in any recording office, except those filed in favor of Seller, each of which will be assigned to Buyer pursuant hereto, and no competing notice or notice inconsistent with the transactions contemplated in this Agreement remains in effect. Except as set forth on Schedule 4.2(e), Seller has not pledged or granted any security interest in any Purchased Receivable to any person except pursuant to this Agreement.

(f)     Each Obligor with respect to a Purchased Receivable has not in the past 12 months failed to pay without objection or notice of dispute any material sum due and payable to Seller or the Customer in circumstances where Seller or the Customer did not waive or consent to such failure. No Obligor with respect to a Purchased Receivable has asserted any Dispute with respect to the applicable Purchased Receivable.

(g)     No note, account, instrument, document, contract right, general intangible, chattel paper or other form of obligation other than that which has been assigned to Buyer exists which evidences a Purchased Receivable, and each Purchased Receivable is not evidenced by and does not constitute an “instrument” or “chattel paper” as such terms are defined in the UCC.

(h)     To Seller’s Knowledge, no Insolvency Event with respect to a Customer or Obligor has occurred and is continuing.

(i)     There are no actions, Claims or proceedings now pending between Seller and a Customer or Obligor related to or in any way connected to a Purchased Receivable. There are no pending or threatened actions or proceedings before any court or administrative agency related to or in any way connected to a Purchased Receivable.

Section 4.3      Buyer’s Representations. Buyer hereby makes the following representations and warranties for the benefit of Seller as of the Closing Date:

(a)     Buyer is duly organized, validly existing and in good standing under the laws of Delaware.

(b)     Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to carry out the transactions contemplated hereby.

(c)     The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby have been duly authorized by Buyer. No other or further limited liability company act or proceeding on the part of Buyer or its owner is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby.

(d)     This Agreement and the other documents and instruments executed and delivered by Buyer in connection herewith constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(e)     None of Buyer, its Affiliates or any of Buyer’s or its Affiliates’ respective directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof, nor are any of them responsible for the payment of any broker’s, finder’s or similar fees.

Section 4.4      No Other Representations. Each of the Parties represents, warrants, and agrees that, in executing this Agreement, it has relied solely on the statements expressly set forth within this Agreement and the other documents and instruments to be executed and delivered pursuant hereto. Each of the Parties further represents, warrants, and agrees that, in executing this Agreement, it has placed no reliance whatsoever on any statement, representation, or promise of any other Party, or any other person or entity, that is not expressly set forth within this Agreement, or the other documents and instruments to be executed and delivered pursuant hereto or upon the failure of any other Party, or any other person or entity, to make any statement, representation or disclosure of anything whatsoever.

SECTION 5.      COVENANTS.

Section 5.1      Post-Closing Access to Information. For a period of six years after the Closing Date, each Party shall afford any other Party, its respective counsel, accountants and other representatives, during normal business hours, reasonable access to the books, records and other data in such Party’s possession relating directly or indirectly to the Purchased Assets, Assumed Liabilities or operations of the Business with respect to periods prior to the Closing, and the right to make copies and extracts therefrom at its expense, to the extent such access is reasonably required by the requesting Party for any proper business purpose. Notwithstanding the obligations contained in this Section 5.1, no Party shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of it or its Affiliates or contravene any applicable Law or binding agreement; provided that, in the case that the foregoing restricts the rights of any Party under this Section 5.1, Seller and Buyer shall use their reasonable best efforts to make appropriate substitute disclosure arrangements that do not impair any such attorney-client privilege or violate any applicable Law. The Parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply. Subject to the previous sentence, each Party agrees, for a period of six years after the Closing Date, not to destroy or otherwise dispose of any of the books, records or other data described in this Section 5.1 without first offering in writing to surrender such books, records and other data to the other Parties, which other Parties shall have 10 days after such offer to agree in writing to take possession thereof.

Section 5.2      Confidentiality. Each Party shall hold, and shall cause its respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, except to the extent necessary to discharge obligations pursuant to this Agreement or unless compelled to disclose by judicial or administrative process or, based on the advice of its counsel, by other requirements of applicable Law or the applicable requirements of any Governmental Entity, all non-public records, books, Contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the Purchased Assets or the Business (including, if required under a Contract with a third party, such third party), other than (a) to its Affiliates and any officers, directors, members, managers or employees of such Party or any of its Affiliates and then only to the extent such Information is required or useful in connection with this Agreement or any of the transactions contemplated hereunder (including the administration, operation, analysis, audit, review or enforcement of any aspect of any of the foregoing); (b) to any outside accountants, auditors or attorneys of such Party or any of its Affiliates; (c) to potential credit support providers or investors if they agree to hold it confidential pursuant to customary commercial terms; and (d) to Governmental Entities with appropriate jurisdiction (including filings required under securities Law). Notwithstanding the above stated obligations, the Parties hereto will not be liable for disclosure or use of such Information that (i) was required by Law, including pursuant to a valid subpoena or other legal process; (ii) is disclosed or used in connection with the exercise of any remedies hereunder or any suit or proceeding relating to this Agreement or the enforcement of rights hereunder; or (iii) is, at the time of the disclosure, generally known to the public (without breach of any of such Person’s obligations hereunder). Notwithstanding the foregoing, each Party may issue a press release or other public disclosure that includes information related to this Agreement or any other transaction contemplated hereby; provided that each Party shall obtain the written consent of the other Party as to the form and substance of such press release or other public disclosure.

Section 5.3      Further Assurances. From time-to-time after the Closing, upon request of a Party (the “Requesting Party”) and without further consideration, the other Party shall, and shall cause its Subsidiaries and Affiliates to, execute and deliver to such Requesting Party documents and instruments and take such actions as may reasonably requested by the Requesting Party to consummate more effectively the intent and purpose of the Parties under this Agreement and the transactions contemplated by this Agreement.

Section 5.4      Non-Solicitation; Non-Competition.

(a)     As an inducement to Buyer to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to preserve the goodwill associated with the Business, and except as may be specifically authorized in writing by Buyer expressly referencing this Section 5.4, for a period of two years after the Closing Date, Seller shall not, and shall cause each Seller Group member not to, directly or indirectly, alone or in association with another Person:

(i)     engage in, continue in, carry on, or control, operate, manage, or have any ownership or financial interest (whether as proprietor, partner, member, stockholder, lender, referral source, consultant or otherwise) in, any business or Person that engages in any aspect of (A)(I) extending credit to or processing payments for clients involved in the transportation industry for the purpose of factoring receivables, providing fuel advances as a part of a factoring or other lending-based program secured by receivables, or Asset-Based Lending; or (B) the business of factoring receivables or engaging in ancillary businesses for the purpose of generating client acquisitions related to the business of factoring receivables (collectively, a “Competitive Business”);

(ii)     consult with, advise or assist in any way, whether or not for consideration, any business or Person engaged in a Competitive Business (a “Competitor”) for the purpose of furthering or engaging in such Competitive Business, including advertising or otherwise endorsing the products or services of any such Competitor, soliciting clients or otherwise serving as an intermediary for any such Competitor or loaning money or rendering any other form of financial assistance to any such Competitor;

(iii)     solicit, induce or otherwise offer employment or engagement as an independent contractor to, or engage in discussions regarding employment or engagement as an independent contractor with, or hire, any Person who is or, in connection with the transaction contemplated pursuant hereto is hired as, an employee, commissioned salesperson or consultant of, or who performed similar services for, Buyer, or assist any third party with respect to any of the foregoing, unless such Person has been separated from his or her employment or other relationship with Buyer and each of its Affiliates for a period of 12 consecutive months; or

(iv)     engage in any practice the purpose of which is to evade the provisions of this covenant not to compete.

(b)     Notwithstanding the foregoing, Section 5.4(a) shall not prohibit: (i) the ownership of not more than one percent of the securities of any corporation or other entity that is listed on a national securities exchange. The geographic scope of the covenant not to compete set forth in Section 5.4(a) shall extend throughout the United States. Seller hereby acknowledges and agrees that the duration, geographic scope and activity restrictions of this covenant not to compete are reasonable. The covenants contained in this Section 5.4 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.5      Loss Reimbursement. If, on or before the one year anniversary of the Closing Date, Buyer has not received in full all amounts owing with respect to the items set forth on Schedule 5.5, including all accrued but unpaid interest, income, costs and expenses owing with respect thereto through such one-year anniversary date (collectively, the “Loss Reimbursement Amount”), Seller shall pay and remit to Buyer the Loss Reimbursement Amount within three Business Days following receipt of written demand for payment together with Buyer’s calculation of the Loss Reimbursement Amount.

SECTION 6.      TAX MATTERS.

Section 6.1      Withholding. All payments to be made by Buyer under this Agreement shall be made free and clear of and without deduction for or on account of all Taxes, except to the extent that Buyer is required by Law to make payment subject to any Taxes. All Taxes required to be deducted or withheld from any amounts paid or payable by Buyer under this Agreement shall be paid by Buyer within the time allowed under the relevant Law. In addition, if any Taxes or amounts in respect of Taxes must be deducted from any amounts payable by Buyer under this Agreement, Buyer shall pay such additional amounts as may be necessary to ensure that Seller receives a net amount equal to the full amount which Seller would have received had payment not been made subject to deduction of Tax by Buyer.

Section 6.2      Straddle Periods. In the case of a Tax imposed in respect of property or any other Tax that applies ratably to a tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of Tax allocable to a portion of the Straddle Period shall be the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the total number of days in such portion of such Straddle Period and the denominator of which is the total number of days in such Straddle Period. In the case of any Taxes other than Taxes that apply ratably to a Tax period, the amount of Tax allocable to the Pre-Closing Tax Period and the Post-Closing Tax Period shall be computed as if the Pre-Closing Tax Period ended as of the end of the day on the Closing Date.

Section 6.3      Transfer Taxes. All Transfer Taxes shall be borne and paid solely by Seller. Each Party shall use reasonable efforts to avail itself of any available reduction or exemption from any such Transfer Taxes, and to cooperate with the other Party in timely providing any information and documentation that may be necessary to obtain such reductions or exemptions or to make any filings relating to Transfer Taxes. The Party responsible under applicable Law for making any Transfer Tax filings shall make such filings and promptly provide evidence of such payment to the other Party to obtain reimbursement, if applicable.

SECTION 7.      SURVIVAL; INDEMNIFICATION.

Section 7.1      Survival. Each representation and warranty contained in Sections 4.1(a), (b), (c) and (r) and 4.3(a), (b), (c) and (e) (collectively, the “Fundamental Representations”) shall survive until they terminate upon the applicable statute of limitations, and each other representation and warranty contained herein shall survive until they expire and terminate on the date that is 24 months after the Closing Date, and each covenant or obligation contained herein that is required to be performed after the Closing shall continue in full force and effect in accordance with its terms until performed. No Claim for indemnification can be made after the expiration of the applicable survival period with respect to such Claim; provided, however, if on or prior to the last day of the applicable survival period, an Indemnifying Party shall have been properly notified of a Claim for indemnity hereunder and such Claim shall not have been finally resolved at such date, such Claim shall continue to survive and shall remain a basis for indemnity hereunder until such Claim is finally resolved.

Section 7.2      Indemnification by Seller. Subject to the terms of this Section 7, from and after the Closing, Seller shall indemnify and defend Buyer and its Affiliates and each of their respective officers, directors, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) against and hold them harmless from any and all Losses asserted against, resulting to, imposed upon or incurred by any Buyer Indemnified Party, directly or indirectly, by reason of, arising out of or resulting from:

(a)     any breach of any representation or warranty of Seller contained in Section 4.1 or 4.2, determined without regard to any “material” or “materiality” qualifiers contained in or otherwise applicable to such representation or warranty;

(b)     any breach of any covenant of Seller contained in this Agreement; and

(c)     any Excluded Liability.

Section 7.3      Indemnification by Buyer. Subject to the terms of this Section 7, from and after the Closing, Buyer shall indemnify Seller and its Affiliates and each of their respective officers, directors, employees, agents and representatives (collectively, the “Seller Indemnified Parties”, and collectively with Buyer Indemnified Parties, the “Indemnified Parties”) against and hold them harmless from any and all Losses asserted against, resulting to, imposed upon or incurred by any Seller Indemnified Party, directly or indirectly, by reason of, arising out of or resulting from:

(a)     any breach of any representation or warranty of Buyer contained in Section 4.3, determined without regard to any “material” or “materiality” qualifiers contained in or otherwise applicable to such representation or warranty;

(b)     any breach of any covenant of Buyer contained in this Agreement; and

(c)     any Assumed Liability.

Section 7.4      Certain Limitations on Indemnification.

(a)     Notwithstanding anything to the contrary herein, Seller shall not be liable to any Buyer Indemnified Parties for any Losses with respect to the matters contained in Section 7.2(a), (i) unless such Losses exceed an aggregate amount equal to $100,000 (the “Threshold Amount”) and then Seller shall be responsible only for Losses in excess of the Threshold Amount; and (ii) in excess of $4,011,582 in the aggregate (the “Cap”); provided that each of the limitations in the foregoing clauses (i) and (ii) shall not apply to Losses with respect to the Fundamental Representations of Seller.

(b)     Notwithstanding anything to the contrary herein, Buyer shall not be liable to any Seller Indemnified Parties for any Losses with respect to the matters contained in Section 7.3(a), (i)  unless such Losses exceed an aggregate amount equal to the Threshold Amount and then Buyer shall be responsible only for Losses in excess of the Threshold Amount; and (ii) in excess of the Cap in the aggregate; provided that each of the limitations in the foregoing clauses (i) and (ii) shall not apply to Losses with respect to the Fundamental Representations of Buyer.

(c)     No Indemnifying Party shall be liable under this Section 7 for any punitive, special, indirect, incidental or consequential damages, except to the extent awarded by a court of competent jurisdiction to a Person other than an Indemnified Party pursuant to a Third-Party Claim or Governmental Entity.

Section 7.5      No Waiver. The consummation of the transactions contemplated hereby shall not constitute a waiver by any Party of its rights to indemnification hereunder, regardless of whether the Indemnified Party had knowledge of the basis of the Claim at or prior to the Closing.

Section 7.6      Set Off. If Seller fails to promptly pay any amounts that it is obligated to pay to Buyer (or any other Buyer Indemnified Party) under this Agreement, then Buyer or any of its Affiliates may, in addition to any other rights and remedies that may be available, on 15 days’ prior written notice to the Seller set off against any payments due to Seller pursuant to Section 3.4.

Section 7.7      Direct Claim Indemnification Procedures. Each Indemnified Party shall assert any Claim on account of any Losses which do not result from a Third-Party Claim (a “Direct Claim”) by giving the Indemnifying Party written notice thereof. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, include copies of all available material written evidence thereof and indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnified Party; provided that the failure to timely give such notice shall only affect the rights of an Indemnified Party hereunder to the extent such failure actually and materially prejudices the defenses or other rights available to the Indemnifying Party with respect to such Direct Claim.

Section 7.8      Third-Party Claim Indemnification Procedures.

(a)     In the event that any written Claim for which an indemnifying Party hereunder (an “Indemnifying Party”) may reasonably be expected to have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third-party (a “Third-Party Claim”), such Indemnified Party shall notify the Indemnifying Party of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable, any other remedy sought thereunder, a reasonably detailed explanation of the events giving rise to such Third-Party Claim, supporting documentation for such Third-Party Claim, all communication between the Indemnified Party and the third-party regarding the Third-Party Claim and any other material details pertaining thereto, in each case to the extent known by the Indemnified Party (a “Claim Notice”); provided that the failure to timely give a Claim Notice shall only affect the rights of an Indemnified Party hereunder to the extent such failure actually and materially prejudices the defenses or other rights available to the Indemnifying Party with respect to such Third-Party Claim.

(b)     The Indemnifying Party shall have the right (but not the obligation) to assume the defense and control of any Third Party Claim within 30 days after the receipt of the applicable Claim Notice if the Indemnifying Party admits that it has an indemnification obligation hereunder with respect to the Third Party Claim, in which case such admission shall constitute the Indemnifying Party’s undertaking to pay directly all costs, expenses, damages, judgments, awards, penalties and assessments incurred in connection therewith, except as otherwise provided below; provided, however, that an Indemnifying Party shall not have the right to assume and control the defense of any criminal or regulatory action or Claim or any Third-Party Claim in the event the Claim seeks equitable or non-monetary remedies or obligations on the Indemnified Party, if a Third-Party Claim involves a Customer of the Business, if in the reasonable opinion of counsel to the Indemnified Party a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable, or if one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party. With the prior written consent of the Indemnified Party, the Indemnifying Party may undertake and control the defense, compromise and/or settlement of the Third-Party Claim without admitting that it has an indemnification obligation hereunder. In the event that the Indemnifying Party notifies the Indemnified Party that it elects to defend, or is otherwise permitted by the Indemnified Party to defend, the Indemnified Party against a Third-Party Claim, the Indemnifying Party shall have the right to defend such Indemnified Party by appropriate proceedings, with counsel not reasonably objected to by the Indemnified Party. Unless and until the Indemnifying Party shall have so assumed the defense of such action or Claim, the Parties shall cooperate in the defense of such action or Claim, and all of the reasonable costs and expenses incurred by the Indemnified Party in connection with the defense, settlement or compromise of such Claim or action shall be Losses subject to indemnification hereunder to the extent provided herein. Once the Indemnifying Party has made such election, the Indemnified Party shall have the right to participate in any such defense and to employ separate counsel of its choosing at the expense of the Indemnified Party. The Indemnifying Party shall not, without the prior written consent of such Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle or compromise any Third-Party Claim if the terms of such settlement would result in (i) the imposition of a consent Order, injunction, decree or other binding action that would restrict the future activity or conduct of such Indemnified Party or involve non-monetary relief; (ii) a finding or admission of a violation of Law by such Indemnified Party; or (iii) any monetary liability of such Indemnified Party that will not be paid or reimbursed by the Indemnifying Party. Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, such Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without such Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). So long as the Indemnifying Party is defending the Third-Party Claim actively and in good faith pursuant to this Section 7.8, the Indemnified Party (A) shall not compromise or settle, or consent to the entry of a judgment with respect to, the Third-Party Claim without the prior written consent of the Indemnifying Party; and (B) shall provide the Indemnifying Party with reasonable cooperation in the defense of the Third Party Claim. If the Indemnifying Party, within a reasonable time after notice of the Third-Party Claim, fails to defend the Third-Party Claim actively and in good faith as described in this Section 7.8, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of the Third-Party Claim on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise or settlement. Notwithstanding anything to the contrary in this Section 7.8, if there is a reasonable probability that any Third-Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, then the Indemnified Party shall have the right to undertake and control the defense, compromise and/or settlement of such Third Party Claim.

(c)     The Indemnified Party and the Indemnifying Party shall reasonably cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing reasonable access to each other’s relevant books and records, and employees. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of books, records and information that are reasonably relevant to such Third-Party Claim, and making employees and representatives available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder. The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing a Party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(d)     Anything to the contrary in this Section notwithstanding, if a Third-Party Claim includes both a Claim for Taxes that are Excluded Liabilities and a Claim for Taxes that are not Excluded Liabilities, the Parties shall exercise commercially reasonable efforts to separate such Third-Party Claim into two separate Tax proceedings, one of which concerns only Taxes that are Excluded Liabilities and the other of which concerns only Taxes that are not Excluded Liabilities. If such Third-Party Claim cannot be so separated, Seller (if the Claim for Taxes that are Excluded Liabilities exceeds or is reasonably expected to exceed in amount the Claim for Taxes that are not Excluded Liabilities) or otherwise Buyer (Seller or Buyer, as the case may be, the “Controlling Party”), shall be entitled to control such Third-Party Claim (such Third-Party Claim, a “Tax Claim”). In such case, the other Party (the “Non-Controlling Party”) shall be entitled to participate fully (at the Non-Controlling Party’s sole expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of such Non-Controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed). The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts at issue in the Tax Claim that are Excluded Liabilities that are not Excluded Liabilities.

Section 7.9      Exclusive Remedy. Following the Closing, except in respect of fraud, the rights and remedies of the Parties under this Section 7 shall be the exclusive rights and remedies of the Parties for any of the matters set forth in Section 7.2 or Section 7.3. Without limiting the generality of the foregoing, except in the case of fraud, in no event shall any Party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated by this Agreement. Notwithstanding the foregoing, the provisions of this Section 7 will not restrict the right of any Party to seek specific performance or other equitable remedies in connection with any breach of any of the covenants contained in this Agreement.

Section 7.10      Tax Treatment of Indemnification Payments. For all Tax purposes, Buyer, Seller and each of their respective Affiliates agree to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price received by Seller for the transactions contemplated by this Agreement unless otherwise required by applicable Law.

SECTION 8.      MISCELLANEOUS.

Section 8.1      Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Buyer or Seller (including by operation of Law in connection with a merger, consolidation or sale of substantially all the assets of Buyer or any Seller) without the prior written consent of the other Party.

Section 8.2      No Third-Party Beneficiaries. Except as provided in Section 7, this Agreement is for the sole benefit of the Parties and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties, any legal or equitable rights hereunder.

Section 8.3      Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses.

Section 8.4      Notices, Addresses. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent e-mail with receipt confirmed or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile or email with receipt confirmed, or if mailed, three days after mailing (one Business Day in the case of overnight mail or overnight courier service), as follows:

If to Buyer:     Advance Business Capital LLC

12700 Park Central Drive

Suite 1700

Dallas, Texas 75251

Attention: Geoff Brenner, CEO

E-mail: gbrenner@tbcap.com

With a Copy to:

Triumph Bancorp, Inc.

12700 Park Central Drive

Suite 1700

Dallas, Texas 75251

Attention: Adam D. Nelson, Executive Vice President and General Counsel

E-mail: anelson@tbkbank.com

And to:

Shapiro Bieging Barber Otteson LLP

7979 E. Tufts Avenue

Suite 1600

Denver, Colorado 80237

Attention: Christian E. Otteson

E-mail: cotteson@sbbolaw.com

If to Seller:	Covenant Transport Solutions, LLC

400 Birmingham Highway

Chattanooga, Tennessee 37419

Attention: Richard B. Cribbs, Senior Vice President of Strategy & Investor Relations

E-mail: rcribbs@covenanttransport.com

With a copy to:

Scudder Law Firm, P.C., L.L.O.

411 South 13th Street, Suite 200

Lincoln, NE 58508

Attention: Mark A. Scudder

E-mail: mscudder@scudderlaw.com

Section 8.5      Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. By an instrument in writing Buyer, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform. No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar). No delay on the part of any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

Section 8.6      Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

Section 8.7      Entire Agreement. This Agreement (including the Schedules attached hereto) contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. There have been and are no representations, warranties or covenants among the Parties other than those set forth or provided for in this Agreement.

Section 8.8      Invalidity. If any court of competent jurisdiction determines that the provisions of this Agreement are illegal or excessively broad as to duration, geographical scope or activity, then such provisions shall be construed so that the remaining provisions of this Agreement shall not be affected, but shall remain in full force and effect, and any such illegal or overly broad provisions shall be deemed, without further action on the part of any Person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in the applicable jurisdiction.

Section 8.9      Governing Law. This Agreement shall be governed by and construed in accordance with the internal Law of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of Law principles of such state.

Section 8.10      Consent to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of any federal or state court sitting in Dallas, Texas (“Texas Courts”) for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each Party agrees to commence any such action, suit or proceeding only in the Texas Courts. Each Party further agree that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the Texas Courts with respect to any matters to which it has submitted to jurisdiction in this Section 8.10. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Texas Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.11      WAIVER OF JURY TRIAL. SELLER AND BUYER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER PURCHASE DOCUMENT OR ANY APPLICATION, INSTRUMENT, DOCUMENT, AMENDMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER PURCHASE DOCUMENTS, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 8.12      Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each Party agrees that, without posting a bond or other undertaking and in addition to any other remedy to which a Party may be entitled at Law or equity, the other Party will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at Law or in equity. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert as a defense that a remedy at Law would be adequate.

Section 8.13      Obligation of Buyer Indirect Parent. Subject to the terms hereof, Buyer Indirect Parent hereby agrees to take such actions as necessary to issue to Seller the number of shares of Triumph Common Stock required by Section 3.2(b).

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IN WITNESS WHEREOF, the Parties have executed this Agreement by their undersigned, duly authorized officers on the date first written above.

SELLER:

COVENANT TRANSPORT SOLUTIONS, LLC

By: /s/ Richard B. Cribbs

Name: Richard B. Cribbs

Title: Treasurer

BUYER:

ADVANCE BUSINESS CAPITAL LLC

By: /s/ Geoffrey P. Brenner

Name: Geoffrey P. Brenner

Title: Chief Executive Officer

BUYER INDIRECT PARENT (Solely for the purposes of Section 8.13):

TRIUMPH BANCORP, INC.

By: /s/ Adam Nelson

Name: Adam Nelson

Title: EVP & GC